EXHIBIT 10.1

Employment Agreement

March 25, 2007

Steven Lightman

Dear Mr. Lightman:

The following sets forth the agreement between Sharper Image Corporation (the "Company") and you (the "Executive") regarding your employment as President and Chief Executive Officer of the Company, which is expected to commence on April 9, 2007 (the "Start Date").

    Employment; Location.
      Employment, Duties. Executive will be employed as President and Chief Executive Officer of the Company, reporting to the Board of Directors (the "Board") or the Chairman of the Board, and will perform such duties consistent with such position as may be assigned to the Executive by the Chairman or the Board. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Company shall use reasonable efforts to cause Executive to be elected to the Board upon his commencement of duties hereunder.
      Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in San Francisco, California, subject to reasonable travel requirements on behalf of the Company.
    Term Of Agreement. The term of the Executive's employment under this Agreement (the "Term") shall commence on the Start Date and shall end on April 8, 2010, subject to earlier termination as provided herein.
    Compensation; Benefits.
      Salary. The Company agrees to pay the Executive during the Term a base salary at the annual rate of $550,000 (the "Base Salary"). The Base Salary shall be payable in accordance with the Company's normal payroll practices. The Executive shall be provided with an annual merit review.
      Bonus. The Executive will be eligible to participate in the Company's incentive bonus plan, as from time to time in effect, or its successor plan(s) (the "Bonus Plan"), with a target bonus of 100% of Base Salary for achievement of performance objectives determined in its sole discretion by the Board of Directors (or its committee) and subject to the terms of the Bonus Plan. Any bonus payable for the Company's fiscal year ending January 31, 2008 (the "2007 Fiscal Year") under the terms of the Bonus Plan will be pro-rated based on the Executive's actual start date with the Company. For the 2007 Fiscal Year, the Executive shall be guaranteed a minimum bonus of 50% of the Base Salary paid during the 2007 Fiscal Year.
      Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, in accordance with the Company's policies and procedures in effect from time to time. Notwithstanding the Company's policies, the Executive shall be entitled to first class travel and lodging.
      Vacation. In accordance with the Company's current vacation policy, the Executive will accrue 4 weeks vacation each twelve months which shall accrue and carry over to subsequent fiscal years up to maximum of 8 weeks, subject to the Company's policy in place from time to time.
      Fringe Benefits. The Executive will be eligible to participate in various benefit plans and programs sponsored by the Company for its senior officers in effect from time to time, including medical benefits, and the Company's 401(k) plan, other than the Company's profit sharing plan, in each case subject to the terms and conditions of such plans. The Executive will be eligible to receive through the Company's current policies an executive life insurance benefit of $500,000. In addition, during the Term, the Company will pay for a supplemental amount of $500,000 of life insurance, subject to evidence of insurability acceptable to carriers.
      Relocation. The Company will provide the Executive a relocation package for the move of the Executive's household goods to the San Francisco area substantially as set forth on Schedule I. The Executive agrees, to the extent permitted by law, to repay any relocation amounts paid by the Company in the event his employment is terminated by the Company with Cause (as defined below) or the Executive resigns for any reason, in either case prior to the one-year anniversary of the Executive's move. The relocation package will be available for a maximum of four months from the Executive's first date of employment. Nothing in the foregoing will require the Company to take any action that would be a violation of applicable law, including but not limited to Sarbanes Oxley.
      Stock Options. The Company shall grant to the Executive 450,000 non-qualified stock options (the "Options") to purchase shares of common stock, par value $.01 per share (the "Common Stock") in accordance with the terms of the Company's 2000 Stock Incentive Plan (as from time to time in effect, the "2000 Plan"). The Options will have a maximum term of 10 years (subject to earlier termination if the Executive's employment terminates), and vest and become exercisable 25% on each of the first four anniversaries of the date of grant, subject to earlier vesting and exerciseablity in the event of a Corporate Transaction (as defined in the 2000 Plan) to the extent provided for in the 2000 Plan. The Options will have an exercise price equal to the fair market value (as defined in the 2000 Plan) of the Common Stock on the date of grant. The Company expects that the approval of the grant by the Board or its committee will occur after the release of the Company's financial information for the fiscal year ended January 31, 2007.
    Termination.
      Termination by the Company for Cause; Resignation. The Company may by written notice to the Executive terminate the Executive's employment for "Cause" (as defined in the Company's Executive Severance Policy as in effect from time to time (the "Severance Policy")), and in the event of such termination the Term shall terminate and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination and owed to the Executive. In the event the Executive voluntarily terminates employment (other than pursuant to Section 4(b) for Good Reason (as defined below)), the Executive's employment and the Term shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned by and owed to the Executive as of the date of such termination.
      Termination by the Company Without Cause; Resignation for Good Reason. In the event prior to the end of the Term the Company terminates Executive's employment without Cause, or Executive resigns for Good Reason, and subject to Executive signing and letting become effective a general release of claims in a form acceptable to the Company and complying with Section 6 hereof and the Confidentiality Agreement, then notwithstanding the length of the remainder of the Term as of the date of such termination, the Executive shall only be entitled to (i) the severance payment of 24 months of Base Salary and benefits in accordance with the Severance Policy for a Severance Period (as defined in the Severance Policy) of 24 months, notwithstanding the terms of the Severance Policy providing for a maximum Severance Period of 9 months, and (ii) a pro rata portion (calculated based on the number of days elapsed during the fiscal year through the date of termination divided by the total number of days in the fiscal year) of the incentive bonus for the fiscal year in which the termination occurred based on actual performance for the entire fiscal year, as determined in accordance with the terms of the Bonus Plan, payable no earlier than the time the bonuses are paid under the Bonus Plan (collectively, the "Severance Benefits"); provided that the Severance Benefits shall be payable in equal installments commencing on the first payroll date of the Company occurring at least six months following termination of Executive's employment, and shall continue thereafter over the subsequent 24-month period on each payroll date of the Company in accordance with the Company's payroll practices. In the event of any inconsistency between this Agreement and the Severance Policy, this Agreement will govern and will be interpreted in a manner consistent with the intent of the parties to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
      Good Reason. "Good Reason" shall mean Executive's written resignation within 60 days following (A) a material and sustained reduction in the scope of his duties and responsibilities, (B) a reduction in his Base Salary (other than if substantially all of the other executive officers of the Company are subject to a substantially similar reduction), or (C) a relocation of his principal place of employment by more than 50 miles from San Francisco; provided that in any case, Executive has provided the Board of Directors with 30 days prior written notice of his intent to resign for Good Reason, containing details regarding the grounds for claiming Good Reason, and allowed the Board of Directors to take action to remove or correct the Good Reason within 30 days.
    Indemnification. The Company will indemnify and advance expenses to the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.
    Standard Agreements. As a condition of the Executive's employment the Executive will be required to comply with the Company's policies each as in effect from time to time and to sign the Company's confidentiality and invention ownership agreement (the "Confidentiality Agreement") which must be signed and returned to the Company. Without limiting the foregoing, Employee agrees that during the Term and for a period of 12 months thereafter, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for Employee personally or any other person or entity.
    Attorneys Fees. The Company will pay the Executive's reasonable attorneys fees incurred in connection with the negotiation of this Agreement, up to a maximum of $25,000.
    At-Will. Notwithstanding anything in this Agreement (including without limitation the length of the Term set forth in Section 2 hereof), the Executive's employment will be at-will, terminable for any reason by either the Executive or the Company, without fixed term or notice, at any time.
    Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.
    Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.
    Survivorship. Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment in accordance with their terms.
    Executive Representation. The Executive hereby represents and warrants that the Executive is not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by the Executive's performance of services hereunder.
    Tax Withholding. Any amounts payable hereunder shall be subject to applicable withholding or deductions as required by applicable law and regulations.
    Governing Law. This Agreement (and all claims arising under this Agreement, including tort claims) shall be governed in accordance with the laws of Delaware without reference to principles of conflict of laws.
    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given upon receipt when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier for overnight delivery (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

    If to the Company: Sharper Image Corporation

    350 The Embarcadero, 6th Floor

    San Francisco, California 94105

    Attention: Chairman

    Facsimile: (415) 445-1588

    If to the Executive, to the address or facsimile number provided by the Executive herewith.

    Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
    Counterparts/Facsimile Signatures. This Agreement may be executed in several counterparts. The parties hereto may deliver this Agreement by facsimile and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

    Entire Agreement. This Agreement and the documents referenced in this Agreement constitute the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof. No party to this Agreement shall be bound by any representations, warranties, covenants and agreements not specifically set forth herein and therein.

Sincerely,

SHARPER IMAGE CORPORATION

By: /s/ Jerry W. Levin

Jerry W. Levin

Interim Chief Executive Officer and Chairman

Accepted and agreed as of the

date first written above:

/s/ Steven Lightman

Steven Lightman